UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2020

CENTENE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31826	42-1406317
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7700 Forsyth Blvd., St. Louis, Missouri	63105
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 725-4477

(Former Name or Former Address, if Changed Since Last Report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	CNC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 13, 2020 (the “Closing Date”), Centene Corporation (“Centene” or the “Company”), issued $2,000,000,000 in aggregate principal amount of 3.375% Senior Notes due 2030 (the “Notes”). The Notes were sold to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S. The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The Company intends to use the net proceeds of the offering, together with available cash on hand, to complete a redemption of all of its outstanding 4.75% Senior Notes due 2022 and all of its outstanding 6.125% Senior Notes due 2024, including all premiums, accrued interest and costs and expenses related to the redemptions. Pending the application of the net proceeds of the offering for the foregoing purposes, net proceeds may temporarily be used for general corporate purposes.

The Notes will be issued under an Indenture, dated as of February 13, 2020 (the “Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Notes will mature on February 15, 2030. Interest on the Notes is payable on February 15 and August 15 of each year, beginning on August 15, 2020.

At any time prior to February 15, 2025, the Company may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount of the Notes redeemed, plus any accrued and unpaid interest thereon and a “make-whole” premium. The Company may redeem the Notes, in whole or in part, at any time on or after February 15, 2025 at redemption prices of 101.688%, 101.125% and 100.563% of the principal amount thereof if the redemption occurs during the 12-month periods beginning on February 15 of the years 2025, 2026 and 2027, respectively, and at a redemption price of 100% of the principal amount thereof on and after February 15, 2028, in each case plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If the Company experiences specific kinds of changes of control, it will be required to offer to purchase the Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest.

The Notes will be senior unsecured obligations of the Company and will be equal in right of payment with all of the Company’s existing and future senior indebtedness and will be senior in right of payment to any of the Company’s existing and future subordinated debt. The Notes will not be guaranteed by any of the Company’s subsidiaries.

The Indenture provides for customary events of default, including failure to make required payments; failure to comply with certain agreements or covenants; failure to pay, or acceleration of, certain other material indebtedness; certain events of bankruptcy and insolvency; and failure to pay certain judgments. An event of default under the Indenture will allow either the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes to accelerate, or in certain cases, will automatically cause the acceleration of, the amounts due under the Notes.

The foregoing descriptions of the Notes and the Indenture are qualified in their entirety by reference to the full text of the Indenture (including the forms of notes attached thereto). A copy of the Indenture is attached as Exhibit 4.1 hereto and is incorporated herein by reference.

The Company and Barclays Capital Inc. entered into a registration rights agreement for the Notes (the “Registration Rights Agreement”), pursuant to which the Company agreed to use its reasonable best efforts to file a registration statement to permit the exchange of the Notes for registered notes having terms substantially identical thereto (except that the registered notes will not contain terms with respect to transfer restrictions) or, in the alternative, the registered resale of the Notes, under certain circumstances. If the Company fails to satisfy its obligations under the Registration Rights Agreement, the Company will be required to pay additional interest to holders of the Notes.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the full text of the Registration Rights Agreement. A copy of the Registration Rights Agreement is attached as Exhibit 4.2 hereto and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under and Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1
Indenture, dated as of February 13, 2020, by and between Centene Corporation, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to the Company’s 3.375% Senior Notes due 2030 (including the Form of Global Note attached thereto).

4.2	Registration Rights Agreement, dated February 13, 2020, between Centene Corporation and Barclays Capital Inc., relating to the Company’s 3.375% Senior Notes due 2030.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENE CORPORATION

Date: February 13, 2020	By:	/s/ Jeffrey A. Schwaneke
Jeffrey A. Schwaneke
Executive Vice President and Chief Financial Officer